Release: July 28, 2022

CP reports strong Q2 results; momentum accelerating in second half of the year

Calgary - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced its second-quarter 2022 results, including revenues of $2.20 billion, reported operating ratio ("OR") of 60.6 percent, adjusted OR1 of 59.7 percent, reported diluted earnings per share ("EPS") of $0.82 and core adjusted diluted EPS1 of $0.95.

“After a challenging first quarter of the year, I’m proud of the resiliency and discipline the CP team demonstrated to deliver these results,” said Keith Creel, CP President and CEO. “They continue to display the grit and tenacity it takes to run a world-class North American railroad and deliver for our customers.”

Second-quarter highlights
•Revenues increased by 7 percent to $2.20 billion from $2.05 billion last year
•Reported OR increased by 50 basis points to 60.6 percent from 60.1 percent last year
•Adjusted OR1 increased by 440 basis points to 59.7 percent from 55.3 percent last year
•Reported diluted EPS was $0.82, a 56 percent decrease from last year
•Core adjusted diluted EPS1, excluding significant items and Kansas City Southern ("KCS") purchase accounting, was $0.95, an 8 percent decrease from last year

“The strong demand environment for North American goods and commodities, coupled with our own unique growth initiatives and the promising upcoming Canadian grain crop, gives me confidence that we will continue to see momentum build into the back half of 2022 and beyond,” said Creel.

CP is continuing to progress towards creating the first single-line rail network linking the U.S., Mexico and Canada by combining with KCS, subject to U.S. Surface Transportation Board approval.

“Our proposed combination with KCS will connect customers to new markets, enhance competition in the U.S. rail network and drive economic growth across North America,” Creel said. “As we continue to progress toward this historic combination, our excitement about the opportunities ahead with the combined companies continues to grow.”

1 These measures have no standardized meanings prescribed by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. For information regarding non-GAAP measures, including reconciliations to the most comparable GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Conference Call Details
CP will discuss its results with the financial community in a conference call beginning at 8:30 a.m. ET (6:30 a.m. MT) on July 28, 2022.

Conference Call Access
Canada and U.S.: 866-831-8713
International: 203-518-9822
*Conference ID: CPQ222
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca.

A replay of the second-quarter conference call will be available by phone through to Aug. 4, 2022 at 800-839-6910 (Canada/U.S.) or 402-220-6058 (International).

Note on forward-looking information
This news release may contain certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to statements concerning, cost control efforts, the success of our business, changes to economic and industry conditions, the status of the CP-KCS transaction, including related regulatory approvals, and the opportunities arising there from, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services and growth opportunities.

The forward-looking information that may be in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: changes in business strategies, North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CP; and the anticipated impacts of the COVID-19 pandemic on CP businesses, operating results, cash flows and/or financial condition. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct. Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies and strategic opportunities; general Canadian, U.S., Mexican and global social, economic, political, credit and business conditions; risks associated with agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures, including competition from other rail carriers, trucking companies and maritime shippers in Canada, the U.S. and Mexico; North American and global economic growth; industry capacity; shifts in market demand; changes in commodity prices and commodity demand; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; disruption in fuel supplies; uncertainties of investigations, proceedings or other types of claims and litigation; compliance with environmental regulations; labour disputes; changes in labour costs and labour difficulties; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; sufficiency of budgeted capital expenditures in carrying out business plans; services and infrastructure; the satisfaction by third parties of their obligations; currency and interest rate fluctuations; exchange rates; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; the effects of current and future multinational trade agreements on the level of trade among Canada, the U.S. and Mexico; climate change and the market and regulatory responses to climate change; anticipated in-service dates; success of hedging activities; operational performance and reliability; customer, regulatory and other stakeholder approvals and support; regulatory and legislative decisions and actions; the adverse impact of any termination or revocation by the Mexican government of Kansas City Southern de México, S.A. de C.V.'s Concession; public opinion; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; acts of terrorism, war or other acts of violence or crime or risk of such activities; insurance coverage limitations; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; the pandemic created by the outbreak of COVID-19 and its variants and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; the realization of anticipated benefits and synergies of the CP-KCS transaction and the timing thereof; the success of integration plans for KCS; the focus of management time and attention on the CP-KCS transaction and other disruptions arising from the transaction; estimated future dividends; financial strength and flexibility; debt and equity market conditions, including the ability to access capital markets on favourable terms or at all; cost of debt and equity capital; and the ability of the management of the Company to execute key priorities, including those in connection with the CP-KCS transaction. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CP's annual and interim reports on Form 10-K and 10-Q.

Any forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars, except share and per share data)	2022	2021	2022	2021
Revenues (Note 3)
Freight	$2,154	$2,008	$3,950	$3,926
Non-freight	48	46	90	87
Total revenues	2,202	2,054	4,040	4,013
Operating expenses
Compensation and benefits	348	379	761	784
Fuel	370	218	643	424
Materials	63	54	125	113
Equipment rents	29	28	64	61
Depreciation and amortization	211	200	421	402
Purchased services and other (Note 10)	313	355	623	629
Total operating expenses	1,334	1,234	2,637	2,413

Operating income	868	820	1,403	1,600
Less:
Equity earnings of Kansas City Southern (Note 10)	(208)	—	(406)	—
Other expense (Note 4, 10)	7	157	6	129
Merger termination fee (Note 10)	—	(845)	—	(845)
Other components of net periodic benefit recovery (Note 15)	(101)	(96)	(202)	(191)
Net interest expense	160	101	320	211
Income before income tax expense	1,010	1,503	1,685	2,296
Income tax expense (Note 5)	245	257	330	448
Net income	$765	$1,246	$1,355	$1,848

Earnings per share (Note 6)
Basic earnings per share	$0.82	$1.87	$1.46	$2.77
Diluted earnings per share	$0.82	$1.86	$1.45	$2.76

Weighted-average number of shares (millions) (Note 6)
Basic	929.9	666.7	929.8	666.6
Diluted	932.6	669.9	932.7	669.8

Dividends declared per share	$0.190	$0.190	$0.380	$0.380
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Net income	$765	$1,246	$1,355	$1,848
Net gain in foreign currency translation adjustments, net of hedging activities	719	10	383	20
Change in derivatives designated as cash flow hedges	2	(97)	3	(72)
Change in pension and post-retirement defined benefit plans	38	52	77	105
Equity accounted investments	73	—	135	—
Other comprehensive income (loss) before income taxes	832	(35)	598	53
Income tax recovery (expense) on above items	2	—	(34)	(30)
Other comprehensive income (loss) (Note 7)	834	(35)	564	23
Comprehensive income	$1,599	$1,211	$1,919	$1,871
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	June 30	December 31
(in millions of Canadian dollars)	2022	2021
Assets
Current assets
Cash and cash equivalents	$154	$69
Restricted cash and cash equivalents	—	13
Accounts receivable, net (Note 8)	962	819
Materials and supplies	271	235
Other current assets	224	216
	1,611	1,352
Investment in Kansas City Southern (Note 11)	43,203	42,309
Investments	217	209
Properties	21,502	21,200
Goodwill and intangible assets	374	371
Pension asset	2,538	2,317
Other assets	429	419
Total assets	$69,874	$68,177
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,511	$1,609
Long-term debt maturing within one year (Note 12, 13)	1,698	1,550
	3,209	3,159
Pension and other benefit liabilities	724	718
Other long-term liabilities	509	542
Long-term debt (Note 12, 13)	18,372	18,577
Deferred income taxes	11,646	11,352
Total liabilities	34,460	34,348
Shareholders’ equity
Share capital	25,488	25,475
Additional paid-in capital	73	66
Accumulated other comprehensive loss (Note 7)	(1,539)	(2,103)
Retained earnings	11,392	10,391
	35,414	33,829
Total liabilities and shareholders’ equity	$69,874	$68,177
See Contingencies (Note 17).
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Operating activities
Net income	$765	$1,246	$1,355	$1,848
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	211	200	421	402
Deferred income tax expense (Note 5)	114	9	113	60
Pension recovery and funding (Note 15)	(72)	(65)	(144)	(126)
Equity earnings of Kansas City Southern (Note 10)	(208)	—	(406)	—
Foreign exchange gain on debt and lease liabilities (Note 4)	—	(52)	—	(85)
Dividend from Kansas City Southern (Note 10)	—	—	334	—
Other operating activities, net	(16)	52	(99)	(36)
Change in non-cash working capital balances related to operations	(87)	564	(254)	473
Cash provided by operating activities	707	1,954	1,320	2,536
Investing activities
Additions to properties	(370)	(416)	(596)	(739)
Proceeds from sale of properties and other assets	11	12	26	49
Other	(3)	(1)	2	(1)
Cash used in investing activities	(362)	(405)	(568)	(691)
Financing activities
Dividends paid	(176)	(126)	(353)	(253)
Issuance of CP Common Shares	1	8	9	16
Repayment of long-term debt, excluding commercial paper (Note 12)	(10)	(10)	(552)	(31)
Repayment of term loan (Note 12)	(132)	—	(132)	—
Net issuance (repayment) of commercial paper (Note 11)	20	(872)	340	(779)
Acquisition-related financing fees (Note 10)	—	(12)	—	(45)
Other	—	(4)	—	(4)
Cash used in financing activities	(297)	(1,016)	(688)	(1,096)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	8	(1)	8	(4)
Cash position
Increase in cash, cash equivalents, and restricted cash	56	532	72	745
Cash, cash equivalents, and restricted cash at beginning of period	98	360	82	147
Cash and cash equivalents at end of period	$154	$892	$154	$892

Supplemental disclosures of cash flow information:
Income taxes paid	$93	$139	$252	$272
Interest paid	$169	$57	$319	$212
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended June 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance as at April 1, 2022	929.9	$25,486	$68	$(2,373)	$10,804	$33,985
Net income	—	—	—	—	765	765
Other comprehensive income (Note 7)	—	—	—	834	—	834
Dividends declared ($0.190 per share)	—	—	—	—	(177)	(177)
Effect of stock-based compensation expense	—	—	5	—	—	5
Shares issued under stock option plan	0.1	2	—	—	—	2
Balance as at June 30, 2022	930.0	$25,488	$73	$(1,539)	$11,392	$35,414
Balance as at April 1, 2021	666.6	$1,993	$58	$(2,756)	$8,571	$7,866
Net income	—	—	—	—	1,246	1,246
Other comprehensive loss (Note 7)	—	—	—	(35)	—	(35)
Dividends declared ($0.190 per share)	—	—	—	—	(127)	(127)
Effect of stock-based compensation expense	—	—	7	—	—	7
Shares issued under stock option plan	0.2	10	(2)	—	—	8
Balance as at June 30, 2021	666.8	$2,003	$63	$(2,791)	$9,690	$8,965

	For the six months ended June 30
(in millions of Canadian dollars except per share data)	Common Shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance as at January 1, 2022	929.7	$25,475	$66	$(2,103)	$10,391	$33,829
Net income	—	—	—	—	1,355	1,355
Other comprehensive income (Note 7)	—	—	—	564	—	564
Dividends declared ($0.380 per share)	—	—	—	—	(354)	(354)
Effect of stock-based compensation expense	—	—	12	—	—	12
Shares issued for Kansas City Southern acquisition	—	—	(2)	—	—	(2)
Shares issued under stock option plan	0.3	13	(3)	—	—	10
Balance as at June 30, 2022	930.0	$25,488	$73	$(1,539)	$11,392	$35,414
Balance as at January 1, 2021	666.3	$1,983	$55	$(2,814)	$8,095	$7,319
Net income	—	—	—	—	1,848	1,848
Other comprehensive income (Note 7)	—	—	—	23	—	23
Dividends declared ($0.380 per share)	—	—	—	—	(253)	(253)
Effect of stock-based compensation expense	—	—	12	—	—	12
Shares issued under stock option plan	0.5	20	(4)	—	—	16
Balance as at June 30, 2021	666.8	$2,003	$63	$(2,791)	$9,690	$8,965
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2022
(unaudited)

1    Basis of presentation

These unaudited Interim Consolidated Financial Statements ("Interim Consolidated Financial Statements") of Canadian Pacific Railway Limited ("CPRL") and its subsidiaries (collectively, “CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2021 annual Consolidated Financial Statements and notes included in CP's 2021 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2021 annual Consolidated Financial Statements.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the Interim Consolidated Financial Statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2022

Government Assistance

On January 1, 2022, the Company adopted the new Accounting Standards Update ("ASU") 2021-10, issued by the Financial Accounting Standards Board ("FASB"), and all related amendments under FASB Accounting Standards Codification ("ASC") Topic 832, Government Assistance. The amendment is made to increase transparency by introducing specific disclosure requirements for entities who apply a grant or contribution model by analogy to account for transactions with a government. This update is applied to government assistance transactions within the scope of this amendment that are in the financial statements at the date of initial application and prospectively to new transactions entered into after initial application. See Note 9 for further discussion on government assistance.

All other accounting pronouncements that became effective during the period covered by the Interim Consolidated Financial Statements did not have a material impact on the Company's Consolidated Financial Statements and related disclosures.

Future changes

Contract Assets and Contract Liabilities Acquired in a Business Combination

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This amendment introduces the requirement for an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with the requirements of FASB ASC Topic 606, Revenue from Contracts with Customers, rather than at fair value. This amendment will be effective prospectively from January 1, 2023, with early adoption permitted. The Company is currently assessing the impact of this amendment.

All other accounting pronouncements recently issued, but not effective until after June 30, 2022, have been assessed and are not expected to have a material impact on the Company's Consolidated Financial Statements and related disclosures.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Freight
Grain	$370	$444	$730	$892
Coal	163	170	302	333
Potash	171	134	275	235
Fertilizers and sulphur	85	78	163	155
Forest products	104	90	190	170
Energy, chemicals and plastics	340	369	650	757
Metals, minerals and consumer products	228	180	409	339
Automotive	120	98	211	206
Intermodal	573	445	1,020	839
Total freight revenues	2,154	2,008	3,950	3,926
Non-freight excluding leasing revenues	27	26	49	50
Revenues from contracts with customers	2,181	2,034	3,999	3,976
Leasing revenues	21	20	41	37
Total revenues	$2,202	$2,054	$4,040	$4,013

Contract liabilities

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue and are presented as components of "Accounts payable and accrued liabilities" and "Other long-term liabilities" on the Company's Interim Consolidated Balance Sheets.

The following table summarizes the changes in contract liabilities:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Opening balance	$67	$114	$67	$61
Revenue recognized that was included in the contract liability balance at the beginning of the period	(7)	(19)	(11)	(23)
Increase due to consideration received, net of revenue recognized during the period	9	150	13	207
Closing balance	$69	$245	$69	$245

4    Other expense

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Foreign exchange gain on debt and lease liabilities	$—	$(52)	$—	$(85)
Other foreign exchange gains	—	(3)	(2)	(2)
Acquisition-related costs (Note 10)	—	209	—	212
Other	7	3	8	4
Other expense	$7	$157	$6	$129

5    Income taxes

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Current income tax expense	$131	$248	$217	$388
Deferred income tax expense	114	9	113	60
Income tax expense	$245	$257	$330	$448

The effective tax rates including discrete items for the three and six months ended June 30, 2022 were 24.21% and 19.59%, respectively, compared to 17.10% and 19.50%, respectively for the same periods of 2021.

For the three months ended June 30, 2022, the effective tax rate was 24.25%, excluding the discrete items of equity earnings of Kansas City Southern ("KCS"), acquisition-related costs incurred by CP of $19 million, and outside basis deferred tax expense of $49 million arising from the difference between the carrying amount of CP's investment in KCS for financial reporting and the underlying tax basis of this investment.

For the three months ended June 30, 2021, the effective tax rate was 24.60%, excluding the discrete items of the merger termination fee of $845 million (U.S. $700 million) received in connection with KCS's termination of the Original Merger Agreement, foreign exchange ("FX") gain of $52 million on debt and lease liabilities, and acquisition-related costs of $308 million.

For the six months ended June 30, 2022, the effective tax rate was 24.25%, excluding the discrete items of equity earnings of KCS, acquisition-related costs incurred by CP of $39 million, and outside basis deferred tax expense of $17 million arising from the difference between the carrying amount of CP's investment in KCS for financial reporting and the underlying tax basis of this investment.

For the six months ended June 30, 2021, the effective tax rate was 24.60%, excluding the discrete items of the merger termination fee of $845 million (U.S. $700 million), FX gain of $85 million on debt and lease liabilities, and acquisition-related costs of $344 million.

6    Earnings per share

Basic earnings per share has been calculated using Net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in the earnings per share calculations are reconciled as follows:

	For the three months ended June 30		For the six months ended June 30
(in millions)	2022	2021	2022	2021
Weighted-average basic shares outstanding	929.9	666.7	929.8	666.6
Dilutive effect of stock options	2.7	3.2	2.9	3.2
Weighted-average diluted shares outstanding	932.6	669.9	932.7	669.8

For the three and six months ended June 30, 2022, there were 0.8 million and 0.4 million options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and six months ended June 30, 2021 - nil).

7    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives(1)(2)	Pension and post- retirement defined benefit plans(1)	Equity accounted investments(1)(2)	Total(1)
Opening balance, April 1, 2022	$(531)	$(3)	$(1,884)	$45	$(2,373)
Other comprehensive income before reclassifications	748	—	—	57	805
Amounts reclassified from accumulated other comprehensive loss	—	1	28	—	29
Net other comprehensive income	748	1	28	57	834
Closing balance, June 30, 2022	$217	$(2)	$(1,856)	$102	$(1,539)
Opening balance, April 1, 2021	$112	$(21)	$(2,839)	$(8)	$(2,756)
Other comprehensive loss before reclassifications	(2)	(72)	—	(2)	(76)
Amounts reclassified from accumulated other comprehensive loss	—	2	39	—	41
Net other comprehensive (loss) income	(2)	(70)	39	(2)	(35)
Closing balance, June 30, 2021	$110	$(91)	$(2,800)	$(10)	$(2,791)
(1)Amounts are presented net of tax.
(2) Comparative figures have been reclassified to conform with current period presentation.

	For the six months ended June 30
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives(1)(2)	Pension and post- retirement defined benefit plans(1)	Equity accounted investments(1)(2)	Total(1)
Opening balance, January 1, 2022	$(182)	$(4)	$(1,915)	$(2)	$(2,103)
Other comprehensive income before reclassifications	399	—	—	103	502
Amounts reclassified from accumulated other comprehensive loss	—	2	59	1	62
Net other comprehensive income	399	2	59	104	564
Closing balance, June 30, 2022	$217	$(2)	$(1,856)	$102	$(1,539)
Opening balance, January 1, 2021	$112	$(40)	$(2,878)	$(8)	$(2,814)
Other comprehensive loss before reclassifications	(2)	(55)	—	(2)	(59)
Amounts reclassified from accumulated other comprehensive loss	—	4	78	—	82
Net other comprehensive (loss) income	(2)	(51)	78	(2)	23
Closing balance, June 30, 2021	$110	$(91)	$(2,800)	$(10)	$(2,791)
(1)Amounts are presented net of tax.
(2) Comparative figures have been reclassified to conform with current period presentation.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Recognition of net actuarial loss(1)	$38	$52	$77	$105
Income tax recovery	(10)	(13)	(18)	(27)
Total net of income tax	$28	$39	$59	$78
(1)Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.

8    Accounts receivable, net

	As at June 30, 2022			As at December 31, 2021
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Total accounts receivable	$736	$265	$1,001	$614	$239	$853
Allowance for credit losses	(24)	(15)	(39)	(20)	(14)	(34)
Total accounts receivable, net	$712	$250	$962	$594	$225	$819

	For the three months ended June 30, 2022			For the three months ended June 30, 2021
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(22)	$(14)	$(36)	$(24)	$(15)	$(39)
Current period credit loss provision, net	(2)	(1)	(3)	1	—	1
Allowance for credit losses, closing balance	$(24)	$(15)	$(39)	$(23)	$(15)	$(38)

	For the six months ended June 30, 2022			For the six months ended June 30, 2021
(in millions of Canadian dollars)	Freight	Non-freight	Total	Freight	Non-freight	Total
Allowance for credit losses, opening balance	$(20)	$(14)	$(34)	$(25)	$(15)	$(40)
Current period credit loss provision, net	(4)	(1)	(5)	2	—	2
Allowance for credit losses, closing balance	$(24)	$(15)	$(39)	$(23)	$(15)	$(38)

9   Government assistance

By analogy to the grant model of accounting within International Accounting Standards ("IAS") 20, Accounting for Government Grants and Disclosure of Government Assistance, CP records government assistance from various levels of Canadian and U.S. governments and government agencies when the conditions of their receipt are complied with and there is reasonable assurance that the assistance will be received.

Government assistance related to properties have as a primary condition that CP should purchase, construct, or otherwise acquire property, plant and equipment. Under certain government assistance arrangements, there is a secondary condition which requires CP to repay a portion of the assistance if certain conditions related to the assets are not adhered to during a specified period. In these cases, it is CP's intention to comply with all conditions imposed by the terms of the government assistance. Government assistance received or receivable related to CP's property assets are deducted from the cost of the assets in the Interim Consolidated Balance Sheets within "Properties" and amortized over the same period as the related assets in "Depreciation and amortization" in the Interim Consolidated Statements of Income.

During the three and six months ended June 30, 2022, the Company received $6 million and $19 million, respectively, of government assistance towards the purchase and construction of properties.
As of June 30, 2022, the total Properties balance of $21,502 million is net of $274 million of unamortized government assistance (December 31, 2021 - $259 million), primarily related to the enhancement of CP's track and roadway infrastructure. Amortization expense related to government assistance for the three and six months ended June 30, 2022 was $2 million and $5 million, respectively.

10    Business acquisition

Kansas City Southern

The Company accounts for its investment in KCS using the equity method of accounting while the U.S. Surface Transportation Board ("STB") considers the Company's application to control KCS. The STB review of CP's proposed control of KCS while KCS is in the voting trust is expected to be completed in the first quarter of 2023. The investment in KCS of $43,203 million as at June 30, 2022 includes $208 million and $406 million of equity earnings of KCS for the three and six months ended June 30, 2022, respectively, offset by a dividend received of $334 million on January 27, 2022. Included within the $208 million and $406 million of equity earnings of KCS recognized for the three and six months ended June 30, 2022 was amortization (net of tax), of the approximately $30 billion basis difference, representing the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS as at December 14, 2021, immediately prior to the acquisition by CP. The amortization (net of tax), recognized for the three and six months ended June 30, 2022 was $39 million and $79 million, respectively. The basis difference is related to depreciable property, plant and equipment, intangible assets with definite lives, and long-term debt, and is amortized over the related assets' remaining useful lives, and the remaining terms to maturity of the debt instruments.

During the three and six months ended June 30, 2022, the Company incurred $19 million and $39 million, in acquisition-related costs, respectively, recorded within "Purchased services and other" in the Company's Interim Consolidated Statements of Income. Acquisition-related costs of $14 million and $27 million incurred by KCS during the three and six months ended June 30, 2022 are included within "Equity earnings of Kansas City Southern" in the Company's Interim Consolidated Statements of Income.

During the three and six months ended June 30, 2021, the Company incurred $308 million and $344 million in acquisition-related costs, respectively, of which $99 million and $132 million were recorded within "Purchased services and other" and $209 million and $212 million were recorded within "Other expense", respectively, including the amortization of financing fees associated with new credit facilities. Total financing fees paid for a bridge facility associated with the KCS acquisition during the three and six months ended June 30, 2021 were $12 million and $45 million, respectively, presented under Cash used in financing activities in the Company's Interim Consolidated Statements of Cash Flows.

On May 21, 2021, KCS terminated the Agreement and Plan of Merger entered into on March 21, 2021 (the "Original Merger Agreement") with CP to enter into a definitive agreement with Canadian National Railway. At the same time and in accordance with the terms of the Original Merger Agreement, KCS paid CP a termination fee of $845 million (U.S. $700 million). This amount is reported as "Merger termination fee" in the Company's Interim Consolidated Statements of Income for the three and six months ended June 30, 2021. No similar items were received in the same period of 2022.

11    Investment in KCS

The KCS investment carrying cost of $43,203 million reported on the Company's Interim Consolidated Balance Sheets as at June 30, 2022 reflects the consideration paid to acquire KCS, the asset recorded upon recognition of a deferred tax liability computed on an outside basis (see Note 5), the subsequent recognition of equity earnings, the dividend received from KCS, and foreign currency translation based on the quarter-end exchange rate.

The following table presents summarized financial information for KCS, on its historical cost basis:

Statement of Income

(in millions of Canadian dollars)(1)	For the three months ended June 30, 2022	For the six months ended June 30, 2022
Total revenues	$1,079	$2,065
Total operating expenses	680	1,297
Operating income	399	768
Less: Other(2)	59	98
Income before income taxes	340	670
Net income	$248	$485
(1) Amounts translated at the average FX rate for the three and six months ended June 30, 2022 of $1.00 USD = $1.28 CAD and $1.00 USD = $1.27 CAD, respectively.
(2) Includes Equity in net earnings of KCS's affiliates, Interest expense, FX loss, and Other income, net.

12    Debt

During the six months ended June 30, 2022, the Company repaid at maturity $125 million 5.100% 10-year Medium Term Notes, U.S. $250 million ($313 million) 4.500% 10-year Notes, and a U.S. $76 million ($97 million) 6.99% finance lease.

Credit facility

Effective March 14, 2022, the Company extended the maturity date of the U.S. $500 million unsecured non-revolving term credit facility (the "term facility") to September 15, 2022. As at June 30, 2022, the Company had borrowings of U.S. $400 million ($515 million) under this term facility (December 31, 2021 - U.S. $500 million) at an interest rate of 2.73% (December 31, 2021 - 1.38%).

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at June 30, 2022, the Company had total commercial paper borrowings of U.S. $540 million ($696 million), included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2021 - U.S. $265 million). The weighted-average interest rate on these borrowings was 2.00% (December 31, 2021 - 0.32%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

13    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The Company’s short-term financial instruments may include cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and short-term borrowings including commercial paper and term loans. The carrying values of short-term financial instruments approximate their fair values.

The carrying value of the Company’s long-term debt and finance lease liabilities does not approximate their fair value. Their estimated fair value has been determined based on market information, where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end. All measurements are classified as Level 2. The Company’s long-term debt and finance lease liabilities, including current maturities, with a carrying value of $18,858 million as at June 30, 2022 (December 31, 2021 - $19,151 million), had a fair value of $17,570 million (December 31, 2021 - $21,265 million).

B. Financial risk management

FX management

Net investment hedge
The effect of the Company's net investment hedge for the three and six months ended June 30, 2022 was an unrealized FX loss of $216 million and $118 million, respectively (three and six months ended June 30, 2021 - unrealized FX gain of $86 million and $162 million, respectively) recognized in “Other comprehensive income (loss)”.

14    Shareholders' equity

On January 27, 2021, the Company announced a normal course issuer bid ("NCIB"), commencing January 29, 2021, to purchase up to 16.7 million Common Shares in the open market for cancellation on or before January 28, 2022. Upon expiry of this NCIB, the Company had not purchased any Common Shares under this NCIB.

15    Pension and other benefits

In the three and six months ended June 30, 2022, the Company made contributions to its defined benefit pension plans of $4 million and $7 million, respectively (three and six months ended June 30, 2021 - $7 million and $11 million, respectively).

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2022	2021	2022	2021
Current service cost (benefits earned by employees)	$37	$43	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	96	88	4	4
Expected return on fund assets	(239)	(240)	—	—
Recognized net actuarial loss	38	51	—	1
Total other components of net periodic benefit (recovery) cost	(105)	(101)	4	5
Net periodic benefit (recovery) cost	$(68)	$(58)	$7	$8

	For the six months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2022	2021	2022	2021
Current service cost (benefits earned by employees)	$74	$86	$5	$6
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	192	176	8	8
Expected return on fund assets	(479)	(480)	—	—
Recognized net actuarial loss	76	103	1	2
Total other components of net periodic benefit (recovery) cost	(211)	(201)	9	10
Net periodic benefit (recovery) cost	$(137)	$(115)	$14	$16

16    Stock-based compensation

As at June 30, 2022, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three and six months ended June 30, 2022 of $2 million and $46 million, respectively (three and six months ended June 30, 2021 - expense of $25 million and $49 million, respectively).

Stock option plans

In the six months ended June 30, 2022, under CP’s stock option plans, the Company issued 831,052 options at the weighted-average price of $90.91 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $16 million. The weighted-average fair value assumptions were approximately:

For the six months ended June 30, 2022
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	1.60%
Expected share price volatility(3)	26.83%
Expected annual dividends per share(4)	$0.760
Expected forfeiture rate(5)	3.00%
Weighted-average grant date fair value per option granted during the period	$18.76
(1)Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.
(2)Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected option life.
(3)Based on the historical volatility of the Company’s share price over a period commensurate with the expected term of the option.
(4)Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.
(5)The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the six months ended June 30, 2022, the Company issued 411,999 Performance Share Units ("PSUs") with a grant date fair value of approximately $36 million and 13,506 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including the value of expected future matching units, of approximately $2 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement. Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with CP.

The performance period for PSUs and PDSUs issued in the six months ended June 30, 2022 is January 1, 2022 to December 31, 2024 and the performance factors are Free Cash Flow ("FCF"), Adjusted Net Debt to Adjusted earnings before interest, tax, depreciation, and amortization ("EBITDA") Modifier, Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to S&P 500 Industrials Index.

The performance period for PSUs issued in 2019 was January 1, 2019 to December 31, 2021. The performance factors for 668,405 PSUs were Return on Invested Capital ("ROIC"), TSR compared to the S&P/TSX 60 Index, and TSR compared to Class I Railways. The resulting payout was 200% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2021. In the first quarter of 2022, payouts occurred on 631,457 total outstanding awards, including dividends reinvested, totalling $116 million.

Deferred share unit plan

During the six months ended June 30, 2022, the Company granted 46,930 Deferred Share Units ("DSUs") with a grant date fair value of approximately $4 million. DSUs vest over various periods of up to 36 months and are only redeemable for a specified period after employment is terminated. The expense for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

17    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at June 30, 2022 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position or results of operations. However, an unexpected adverse resolution of one or more of these legal actions could have a material adverse effect on the Company's business, financial position, results of operations, or liquidity in a particular quarter or fiscal year.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against CP and others:

(1)Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including CP, to remediate the derailment site (the "Cleanup Order") and served CP with a Notice of Claim for $95 million for those costs. CP appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)The AGQ sued CP in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) CP was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) CP is vicariously liable for the acts and omissions of the MMA Group.

(3)A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against CP on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. On November 28, 2019, the plaintiffs' motion to discontinue their action against Harding was granted. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)Eight subrogated insurers sued CP in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued CP claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. The joint liability trial of these consolidated claims commenced on September 21, 2021 with oral arguments ending on June 15, 2022. A decision is expected by December 15, 2022. A damages trial will follow if necessary.

(5)Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against CP, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)The MMAR U.S. bankruptcy estate representative commenced an action against CP in November 2014 in the Maine Bankruptcy Court claiming that CP failed to abide by certain regulations and seeking approximately U.S. $30 million in damages for MMAR’s loss in business value according to a recent expert report filed by the bankruptcy estate. This action asserts that CP knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it.
(7)The class and mass tort action commenced against CP in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against CP in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and improperly packaged the petroleum crude oil. On CP’s motion, the Maine Actions were dismissed. The plaintiffs appealed the dismissal decision to the United States First Circuit Court of Appeals, which dismissed the plaintiffs' appeal on June 2, 2021. The plaintiffs further petitioned the United States First Circuit Court of Appeals for a rehearing, which was denied on September 8, 2021. On January 24, 2022, the plaintiffs further appealed to the U.S. Supreme Court on two bankruptcy procedural grounds. On May 31, 2022, the U.S. Supreme Court denied the petition, thereby rejecting the plaintiffs' appeal.

(8)The trustee for the wrongful death trust commenced Carmack Amendment claims against CP in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). The Court issued an Order on August 6, 2020 granting and denying in parts the parties' summary judgment motions which has been reviewed and confirmed following motions by the parties for clarification and reconsideration. This action is scheduled for trial on November 7 to 11, 2022.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending these proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” in the Company's Interim Consolidated Statements of Income for the three and six months ended June 30, 2022 was $2 million and $4 million (three and six months ended June 30, 2021 - $2 million and $4 million, respectively). Provisions for environmental remediation costs are recorded in the Company's Interim Consolidated Balance Sheets in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided as at June 30, 2022 was $81 million (December 31, 2021 - $79 million). Payments are expected to be made over 10 years through 2031.

Summary of Rail Data

	Second Quarter				Year-to-date
Financial (millions, except per share data)	2022	2021	Total Change	% Change	2022	2021	Total Change	% Change

Revenues
Freight	$2,154	$2,008	$146	7	$3,950	$3,926	$24	1
Non-freight	48	46	2	4	90	87	3	3
Total revenues	2,202	2,054	148	7	4,040	4,013	27	1

Operating expenses
Compensation and benefits	348	379	(31)	(8)	761	784	(23)	(3)
Fuel	370	218	152	70	643	424	219	52
Materials	63	54	9	17	125	113	12	11
Equipment rents	29	28	1	4	64	61	3	5
Depreciation and amortization	211	200	11	6	421	402	19	5
Purchased services and other	313	355	(42)	(12)	623	629	(6)	(1)
Total operating expenses	1,334	1,234	100	8	2,637	2,413	224	9

Operating income	868	820	48	6	1,403	1,600	(197)	(12)

Less:
Equity earnings of Kansas City Southern	(208)	—	(208)	100	(406)	—	(406)	100
Other expense	7	157	(150)	(96)	6	129	(123)	(95)
Merger termination fee	—	(845)	845	(100)	—	(845)	845	(100)
Other components of net periodic benefit recovery	(101)	(96)	(5)	5	(202)	(191)	(11)	6
Net interest expense	160	101	59	58	320	211	109	52

Income before income tax expense	1,010	1,503	(493)	(33)	1,685	2,296	(611)	(27)

Income tax expense	245	257	(12)	(5)	330	448	(118)	(26)

Net income	$765	$1,246	$(481)	(39)	$1,355	$1,848	$(493)	(27)
Operating ratio (%)	60.6	60.1	0.5	50 bps	65.3	60.1	5.2	520 bps

Basic earnings per share	$0.82	$1.87	$(1.05)	(56)	$1.46	$2.77	$(1.31)	(47)

Diluted earnings per share	$0.82	$1.86	$(1.04)	(56)	$1.45	$2.76	$(1.31)	(47)

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	929.9	666.7	263.2	39	929.8	666.6	263.2	39
Weighted average number of diluted shares outstanding (millions)	932.6	669.9	262.7	39	932.7	669.8	262.9	39

Foreign Exchange
Average foreign exchange rate (U.S.$/Canadian$)	0.78	0.81	(0.03)	(4)	0.79	0.80	(0.01)	(1)
Average foreign exchange rate (Canadian$/U.S.$)	1.28	1.23	0.05	4	1.27	1.25	0.02	2

Summary of Rail Data (Continued)

	Second Quarter					Year-to-date
Commodity Data	2022	2021	Total Change	% Change	FX Adjusted % Change(1)	2022	2021	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$370	$444	$(74)	(17)	(18)	$730	$892	$(162)	(18)	(19)
- Coal	163	170	(7)	(4)	(4)	302	333	(31)	(9)	(9)
- Potash	171	134	37	28	26	275	235	40	17	16
- Fertilizers and sulphur	85	78	7	9	6	163	155	8	5	3
- Forest products	104	90	14	16	12	190	170	20	12	10
- Energy, chemicals and plastics	340	369	(29)	(8)	(10)	650	757	(107)	(14)	(15)
- Metals, minerals and consumer products	228	180	48	27	23	409	339	70	21	19
- Automotive	120	98	22	22	19	211	206	5	2	1
- Intermodal	573	445	128	29	28	1,020	839	181	22	21

Total Freight Revenues	$2,154	$2,008	$146	7	6	$3,950	$3,926	$24	1	—

Freight Revenue per Revenue Ton-Mile ("RTM") (cents)
- Grain	4.75	4.41	0.34	8	6	4.63	4.28	0.35	8	7
- Coal	3.90	3.51	0.39	11	11	3.69	3.29	0.40	12	12
- Potash	3.12	2.69	0.43	16	14	3.01	2.68	0.33	12	11
- Fertilizers and sulphur	6.92	6.18	0.74	12	9	6.66	6.12	0.54	9	7
- Forest products	6.86	5.97	0.89	15	11	6.60	5.92	0.68	11	9
- Energy, chemicals and plastics	5.64	6.30	(0.66)	(10)	(12)	5.45	5.82	(0.37)	(6)	(7)
- Metals, minerals and consumer products	7.34	6.34	1.00	16	13	7.27	6.35	0.92	14	13
- Automotive	24.64	20.99	3.65	17	14	23.71	21.13	2.58	12	11
- Intermodal	6.92	6.15	0.77	13	12	6.83	6.04	0.79	13	13

Total Freight Revenue per RTM	5.65	5.14	0.51	10	8	5.50	5.01	0.49	10	9

Freight Revenue per Carload
- Grain	$4,400	$3,750	$650	17	16	$4,350	$3,799	$551	15	14
- Coal	2,273	2,157	116	5	5	2,133	2,208	(75)	(3)	(3)
- Potash	3,615	3,004	611	20	19	3,463	2,975	488	16	15
- Fertilizers and sulphur	5,313	4,588	725	16	13	5,110	4,655	455	10	8
- Forest products	5,361	4,762	599	13	9	5,163	4,670	493	11	9
- Energy, chemicals and plastics	4,626	4,849	(223)	(5)	(6)	4,449	4,636	(187)	(4)	(5)
- Metals, minerals and consumer products	3,423	2,946	477	16	13	3,375	2,902	473	16	15
- Automotive	4,167	3,415	752	22	18	3,989	3,317	672	20	19
- Intermodal	1,877	1,590	287	18	17	1,819	1,558	261	17	16

Total Freight Revenue per Carload	$3,022	$2,775	$247	9	7	$2,951	$2,775	$176	6	5
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
Commodity Data (Continued)	2022	2021	Total Change	% Change	2022	2021	Total Change	% Change

Millions of RTM
- Grain	7,784	10,076	(2,292)	(23)	15,758	20,849	(5,091)	(24)
- Coal	4,183	4,837	(654)	(14)	8,180	10,117	(1,937)	(19)
- Potash	5,481	4,978	503	10	9,133	8,764	369	4
- Fertilizers and sulphur	1,228	1,263	(35)	(3)	2,447	2,532	(85)	(3)
- Forest products	1,517	1,508	9	1	2,878	2,871	7	—
- Energy, chemicals and plastics	6,028	5,856	172	3	11,935	12,998	(1,063)	(8)
- Metals, minerals and consumer products	3,108	2,837	271	10	5,627	5,336	291	5
- Automotive	487	467	20	4	890	975	(85)	(9)
- Intermodal	8,277	7,239	1,038	14	14,938	13,892	1,046	8

Total RTMs	38,093	39,061	(968)	(2)	71,786	78,334	(6,548)	(8)

Carloads (thousands)
- Grain	84.1	118.4	(34.3)	(29)	167.8	234.8	(67.0)	(29)
- Coal	71.7	78.8	(7.1)	(9)	141.6	150.8	(9.2)	(6)
- Potash	47.3	44.6	2.7	6	79.4	79.0	0.4	1
- Fertilizers and sulphur	16.0	17.0	(1.0)	(6)	31.9	33.3	(1.4)	(4)
- Forest products	19.4	18.9	0.5	3	36.8	36.4	0.4	1
- Energy, chemicals and plastics	73.5	76.1	(2.6)	(3)	146.1	163.3	(17.2)	(11)
- Metals, minerals and consumer products	66.6	61.1	5.5	9	121.2	116.8	4.4	4
- Automotive	28.8	28.7	0.1	—	52.9	62.1	(9.2)	(15)
- Intermodal	305.3	279.9	25.4	9	560.7	538.4	22.3	4

Total Carloads	712.7	723.5	(10.8)	(1)	1,338.4	1,414.9	(76.5)	(5)

	Second Quarter					Year-to-date
	2022	2021	Total Change	% Change	FX Adjusted % Change(1)	2022	2021	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$348	$379	$(31)	(8)	(9)	$761	$784	$(23)	(3)	(3)
Fuel	370	218	152	70	65	643	424	219	52	50
Materials	63	54	9	17	15	125	113	12	11	10
Equipment rents	29	28	1	4	—	64	61	3	5	3
Depreciation and amortization	211	200	11	6	4	421	402	19	5	4
Purchased services and other	313	355	(42)	(12)	(13)	623	629	(6)	(1)	(1)

Total Operating Expenses	$1,334	$1,234	$100	8	7	$2,637	$2,413	$224	9	9
(1)This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	Second Quarter				Year-to-date
	2022	2021	Total Change	% Change	2022	2021	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	68,847	71,355	(2,508)	(4)	131,030	142,682	(11,652)	(8)
Train miles (thousands)	7,259	7,605	(346)	(5)	14,152	15,407	(1,255)	(8)
Average train weight - excluding local traffic (tons)	10,258	10,101	157	2	10,015	9,945	70	1
Average train length - excluding local traffic (feet)	8,515	8,335	180	2	8,289	8,150	139	2
Average terminal dwell (hours)	7.6	6.8	0.8	12	8.1	7.1	1.0	14
Average train speed (miles per hour, or "mph")(1)	21.7	21.8	(0.1)	—	21.5	21.3	0.2	1
Locomotive productivity (GTMs / operating horsepower)(2)	207	208	(1)	—	192	205	(13)	(6)
Fuel efficiency(3)	0.930	0.918	0.012	1	0.960	0.938	0.022	2
U.S. gallons of locomotive fuel consumed (millions)(4)	64.0	65.5	(1.5)	(2)	125.8	133.8	(8.0)	(6)
Average fuel price (U.S. dollars per U.S. gallon)	4.55	2.71	1.84	68	4.03	2.54	1.49	59

Total Employees and Workforce

Total employees (average)(5)	12,509	12,688	(179)	(1)	12,138	12,375	(237)	(2)
Total employees (end of period)(5)	12,711	12,709	2	—	12,711	12,709	2	—
Workforce (end of period)(6)	12,758	12,749	9	—	12,758	12,749	9	—

Safety Indicators(7)

FRA personal injuries per 200,000 employee-hours	0.66	0.80	(0.14)	(18)	1.00	0.98	0.02	2
FRA train accidents per million train-miles	1.11	0.47	0.64	136	1.08	0.94	0.14	15
(1)Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.
(2)Locomotive productivity is defined as daily GTMs divided by daily average operating horsepower. Operating horsepower excludes units offline, tied up or in storage, or in use on other railways, and includes foreign units online.
(3)Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.
(4)Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.
(5)An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CP.
(6)Workforce is defined as total employees plus contractors and consultants.
(7)Federal Railroad Administration ("FRA") personal injuries per 200,000 employee-hours for the three and six months ended June 30, 2021, previously reported as 0.77 and 0.96, were restated to 0.80 and 0.98, respectively in this Earnings Release. FRA train accidents per million train-miles for the three and six months ended June 30, 2021, previously reported as 0.36 and 0.88, were restated to 0.47 and 0.94, respectively in this Earnings Release. These restatements reflect new information available within specified periods stipulated by the FRA but that exceed the Company's financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. Core adjusted income and Core adjusted diluted earnings per share are presented to provide financial statement users with additional transparency by isolating for the impact of KCS purchase accounting. KCS purchase accounting represents the amortization of basis differences, being the difference in value between the consideration paid to acquire KCS and the underlying carrying value of the net assets of KCS immediately prior to its acquisition by the Company. All assets subject to KCS purchase accounting contribute to income generation and will continue to amortize over their estimated useful lives. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount or provide improved comparability to past performance. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, acquisition-related costs, the merger termination payment received, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, changes in the outside basis tax difference between the carrying amount of CP's equity investment in KCS and its tax basis of this investment, changes in income tax rates, changes to an uncertain tax item, and certain items outside the control of management. Acquisition-related costs include legal, consulting, financing fees, integration planning costs consisting of third-party services and system migration, fair value gain or loss on FX forward contracts and interest rate hedges, FX gain on U.S. dollar-denominated cash on hand from the issuances of long-term debt to fund the KCS acquisition, and transaction and integration costs incurred by KCS which were recognized within Equity earnings of Kansas City Southern in the Company's Interim Consolidated Statements of Income. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first six months of 2022, the twelve months of 2021, and the last six months of 2020 include:

2022:
•a net deferred tax expense of $17 million on changes in the outside basis difference of the equity investment in KCS that unfavourably impacted Diluted EPS by 2 cents as follows:
–in the second quarter, a deferred tax expense of $49 million on changes in the outside basis difference of the equity investment in KCS that unfavourably impacted Diluted EPS by 5 cents; and
–in the first quarter, a deferred tax recovery of $32 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 3 cents.
•acquisition-related costs of $66 million in connection with the KCS acquisition ($59 million after current tax recovery of $7 million), including costs of $39 million recognized in Purchased services and other, and $27 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 6 cents as follows:
–in the second quarter, acquisition-related costs of $33 million in connection with the KCS acquisition ($29 million after current tax recovery of $4 million), including costs of $19 million recognized in Purchased services and other and $14 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents; and
–in the first quarter, acquisition-related costs of $33 million ($30 million after current tax recovery of $3 million), including costs of $20 million recognized in Purchased services and other and $13 million recognized in Equity earnings of KCS, that unfavourably impacted Diluted EPS by 3 cents.

2021:
•in the fourth quarter, a deferred tax recovery of $33 million on changes in the outside basis difference of the equity investment in KCS that favourably impacted Diluted EPS by 5 cents;

•in the second quarter, the merger termination payment received of $845 million ($748 million after current taxes) in connection with KCS's termination of the Agreement and Plan of Merger (the "Original Merger Agreement") effective May 21, 2021 that favourably impacted Diluted EPS by $1.11;
•during the course of the year, acquisition-related costs of $599 million in connection with the KCS acquisition ($500 million after current tax recovery of $107 million net of deferred tax expense of $8 million), including costs of $183 million recognized in Purchased services and other, $169 million recognized in Equity loss of KCS, and $247 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 75 cents as follows:
–in the fourth quarter, acquisition-related costs of $157 million ($157 million after current tax recovery of $13 million net of deferred tax expense of $13 million), including costs of $36 million recognized in Purchased services and other, $169 million in Equity loss of KCS, and a $48 million recovery recognized in Other (income) expense, that unfavourably impacted Diluted EPS by 22 cents;
–in the third quarter, acquisition-related costs of $98 million ($80 million after current tax recovery of $61 million net of deferred tax expense of $43 million), including costs of $15 million recognized in Purchased services and other and $83 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 12 cents;
–in the second quarter, acquisition-related costs of $308 million ($236 million after current taxes of $25 million and deferred taxes of $47 million), including costs of $99 million recognized in Purchased services and other and $209 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 35 cents; and
–in the first quarter, acquisition-related costs of $36 million ($27 million after current taxes of $8 million and deferred taxes of $1 million), including costs of $33 million recognized in Purchased services and other and $3 million recognized in Other expense (income), that unfavourably impacted Diluted EPS by 4 cents; and
•during the course of the year, a net non-cash gain of $7 million ($6 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 1 cent as follows:
–in the fourth quarter, a $32 million loss ($28 million after deferred tax) that unfavourably impacted Diluted EPS by 4 cents;
–in the third quarter, a $46 million loss ($40 million after deferred tax) that unfavourably impacted Diluted EPS by 6 cents;
–in the second quarter, a $52 million gain ($45 million after deferred tax) that favourably impacted Diluted EPS by 7 cents; and
–in the first quarter, a $33 million gain ($29 million after deferred tax) that favourably impacted Diluted EPS by 4 cents.

2020:
•in the fourth quarter, a deferred tax recovery of $29 million due to a change relating to a tax return filing election for the state of North Dakota that favourably impacted Diluted EPS by 5 cents; and
•a net non-cash gain of $143 million ($128 million after deferred tax) due to FX translation of debt and lease liabilities that favourably impacted Diluted EPS by 19 cents as follows:
–in the fourth quarter, a $103 million gain ($90 million after deferred tax) that favourably impacted Diluted EPS by 13 cents; and
–in the third quarter, a $40 million gain ($38 million after deferred tax) that favourably impacted Diluted EPS by 6 cents.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items. Core adjusted income is calculated as Adjusted income less KCS purchase accounting.

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Net income as reported	$765	$1,246	$1,355	$1,848
Less significant items (pre-tax):
Acquisition-related costs	(33)	(308)	(66)	(344)
Merger termination fee	—	845	—	845
Impact of FX translation gain on debt and lease liabilities	—	52	—	85
Add:
Tax effect of adjustments(1)	(4)	32	(7)	27
Deferred tax expense on the outside basis difference of the investment in KCS	49	—	17	—
Adjusted income	$843	$689	$1,431	$1,289
Less: KCS purchase accounting	(39)	—	(79)	—
Core adjusted income	$882	$689	$1,510	$1,289
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 10.32% and 9.50% for the three and six months ended June 30, 2022, respectively, and 5.48% and 4.67% for the three and six months ended June 30, 2021, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP. Core adjusted diluted earnings per share is calculated as Adjusted diluted earnings per share less KCS purchase accounting.

	For the three months ended June 30		For the six months ended June 30
	2022	2021	2022	2021
Diluted earnings per share as reported	$0.82	$1.86	$1.45	$2.76
Less significant items (pre-tax):
Acquisition-related costs	(0.03)	(0.46)	(0.07)	(0.51)
Merger termination fee	—	1.26	—	1.26
Impact of FX translation gain on debt and lease liabilities	—	0.08	—	0.13
Add:
Tax effect of adjustments(1)	—	0.05	(0.01)	0.04
Deferred tax expense on the outside basis difference of the investment in KCS	0.05	—	0.02	—
Adjusted diluted earnings per share	$0.90	$1.03	$1.53	$1.92
Less: KCS purchase accounting	(0.05)	—	(0.09)	—
Core adjusted diluted earnings per share	$0.95	$1.03	$1.62	$1.92
(1)The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 10.32% and 9.50% for the three and six months ended June 30, 2022, respectively, and 5.48% and 4.67% for the three and six months ended June 30, 2021, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted operating income is calculated as Operating income reported on a GAAP basis less significant items.

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Operating income as reported	$868	$820	$1,403	$1,600
Less significant item:
Acquisition-related costs	(19)	(99)	(39)	(132)
Adjusted operating income	$887	$919	$1,442	$1,732

Adjusted operating ratio excludes those significant items that are reported within operating income.

	For the three months ended June 30		For the six months ended June 30
	2022	2021	2022	2021
Operating ratio as reported	60.6%	60.1%	65.3%	60.1%
Less significant item:
Acquisition-related costs	0.9%	4.8%	1.0%	3.3%
Adjusted operating ratio	59.7%	55.3%	64.3%	56.8%

Adjusted Return on Invested Capital ("Adjusted ROIC")

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a trailing twelve month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Calculation of Return on average shareholders' equity

	For the twelve months ended June 30
(in millions of Canadian dollars, except for percentages)	2022	2021
Net income as reported	$2,359	$3,248
Average shareholders' equity	$22,190	$8,215
Return on average shareholders' equity	10.6%	39.5%

Reconciliation of Net income to Adjusted return

	For the twelve months ended June 30
(in millions of Canadian dollars)	2022	2021
Net income as reported	$2,359	$3,248
Add:
Net interest expense	549	437
Tax on interest(1)	(130)	(107)
Significant items (pre-tax):
Acquisition-related costs	321	344
Merger termination fee	—	(845)
Impact of FX translation loss (gain) on debt and lease liabilities	78	(228)
Tax on significant items(2)	(35)	42
Income tax rate changes	—	(29)
Deferred tax recovery on the outside basis difference of the investment in KCS	(16)	—
Adjusted return	$3,126	$2,862
(1)Tax was calculated at the adjusted annualized effective tax rate of 23.74% and 24.45% for the twelve months ended June 30, 2022 and 2021, respectively.
(2)Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 8.74% and 5.52% for the twelve months ended June 30, 2022 and 2021, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the twelve months ended June 30
(in millions of Canadian dollars)	2022	2021
Average shareholders' equity	$22,190	$8,215
Average long-term debt, including long-term debt maturing within one year	14,396	9,135
	$36,586	$17,350
Less:
Significant items (pre-tax):
Acquisition-related costs	(161)	(172)
Merger termination fee	—	423
Tax on significant items(1)	12	(9)
Deferred tax recovery on the outside basis difference of the investment in KCS	8	—
Income tax rate changes	—	15
Adjusted average invested capital	$36,727	$17,093
(1)Tax was calculated at the pre-tax effect of the adjustment multiplied by the applicable tax rate of 7.65% and 3.21% for the twelve months ended June 30, 2022 and 2021, respectively. The applicable tax rate reflects the taxable jurisdiction and nature, being on account of capital or income, of the significant item.

Calculation of Adjusted ROIC

	For the twelve months ended June 30
(in millions of Canadian dollars, except for percentages)	2022	2021
Adjusted return	$3,126	$2,862
Adjusted average invested capital	$36,727	$17,093
Adjusted ROIC	8.5%	16.7%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations, the operating cash flow impacts of acquisition-related costs associated with the KCS transaction, and the merger termination payment received related to KCS's termination of the Original Merger Agreement. Free cash is a measure that management considers to be a valuable indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash to satisfy debt obligations and discretionary activities such as dividends, share repurchase programs, and other strategic opportunities. The acquisition-related costs associated with the KCS acquisition are not indicative of operating trends and have been excluded from Free cash. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2022	2021	2022	2021
Cash provided by operating activities	$707	$1,954	$1,320	$2,536
Cash used in investing activities	(362)	(405)	(568)	(691)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	8	(1)	8	(4)
Less:
Acquisition-related costs	(16)	(43)	(33)	(46)
Merger termination fee	—	845	—	845
Free cash	$369	$746	$793	$1,042

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Freight revenues by line of business
Grain	$370	$444	$7	$451	(18)
Coal	163	170	—	170	(4)
Potash	171	134	2	136	26
Fertilizers and sulphur	85	78	2	80	6
Forest products	104	90	3	93	12
Energy, chemicals and plastics	340	369	7	376	(10)
Metals, minerals and consumer products	228	180	5	185	23
Automotive	120	98	3	101	19
Intermodal	573	445	3	448	28
Freight revenues	2,154	2,008	32	2,040	6
Non-freight revenues	48	46	1	47	2
Total revenues	$2,202	$2,054	$33	$2,087	6

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Freight revenues by line of business
Grain	$730	$892	$7	$899	(19)
Coal	302	333	—	333	(9)
Potash	275	235	2	237	16
Fertilizers and sulphur	163	155	3	158	3
Forest products	190	170	3	173	10
Energy, chemicals and plastics	650	757	7	764	(15)
Metals, minerals and consumer products	409	339	5	344	19
Automotive	211	206	3	209	1
Intermodal	1,020	839	3	842	21
Freight revenues	3,950	3,926	33	3,959	—
Non-freight revenues	90	87	1	88	2
Total revenues	$4,040	$4,013	$34	$4,047	—

FX adjusted % changes in operating expenses are as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Compensation and benefits	$348	$379	$4	$383	(9)
Fuel	370	218	6	224	65
Materials	63	54	1	55	15
Equipment rents	29	28	1	29	—
Depreciation and amortization	211	200	2	202	4
Purchased services and other	313	355	3	358	(13)
Total operating expenses	$1,334	$1,234	$17	$1,251	7

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Compensation and benefits	$761	$784	$4	$788	(3)
Fuel	643	424	6	430	50
Materials	125	113	1	114	10
Equipment rents	64	61	1	62	3
Depreciation and amortization	421	402	2	404	4
Purchased services and other	623	629	3	632	(1)
Total operating expenses	$2,637	$2,413	$17	$2,430	9

FX adjusted % change in operating income is as follows:

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Operating income	$868	$820	$16	$836	4

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2022	Reported 2021	Variance due to FX	FX Adjusted 2021	FX Adjusted % Change
Operating income	$1,403	$1,600	$17	$1,617	(13)

Adjusted Net Debt to Adjusted EBITDA Ratio and Pro-forma adjusted Net Debt to Pro-forma adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations from operations, excluding significant items. The Adjusted net debt to Adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

Beginning in the first quarter of 2022, CP added disclosure of Pro-forma adjusted net debt to Pro-forma adjusted EBITDA ratio to better align with CP’s debt covenant calculation, which incorporates the trailing twelve month adjusted EBITDA of KCS as well as KCS’s outstanding debt. CP is incorporating the trailing twelve month adjusted EBITDA of KCS on a pro-forma basis, as CP is not entitled to earnings prior to the acquisition date of December 14, 2021. CP does not control KCS while it is in the voting trust during review of our merger application by the U.S. Surface Transportation Board ("STB"), though CP is the beneficial owner of KCS’s outstanding shares and receives cash dividends from KCS. The adjustment to include the trailing twelve month EBITDA and KCS’s outstanding debt provides users of the financial statements with better insight into CP’s progress in achieving deleveraging commitments. KCS’s disclosed U.S. dollar financial values for the trailing twelve months ended June 30, 2022 were adjusted to Canadian dollars reflecting the FX rate for the appropriate period presented. We have not presented 2021 Pro-forma adjusted net debt to Pro-forma adjusted EBITDA as CP was not the beneficial owner of KCS’s shares as at June 30, 2021.

Calculation of Long-term Debt to Net Income Ratio

(in millions of Canadian dollars, except for ratios)	2022	2021
Long-term debt including long-term debt maturing within one year as at June 30	$20,070	$8,722
Net income for the twelve months ended June 30	$2,359	$3,248
Long-term debt to Net income ratio	8.5	2.7

Reconciliation of Long-term Debt to Adjusted Net Debt and Pro-forma Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year, and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents. Adjusted net debt is used as a measure of debt and long-term obligations as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

(in millions of Canadian dollars)(1)	2022	2021
CP Long-term debt including long-term debt maturing within one year as at June 30	$20,070	$8,722
Add:
Pension plans deficit(2)	263	322
Operating lease liabilities	275	273
Less:
Cash and cash equivalents	154	892
CP Adjusted net debt as at June 30	$20,454	$8,425
KCS's long-term debt including long-term debt maturing within one year as at June 30	$4,872	N/A
Add:
KCS operating lease liabilities	97	N/A
Less:
KCS cash and cash equivalents	158	N/A
KCS Adjusted net debt as at June 30	4,811	N/A
CP Adjusted net debt as at June 30	20,454	N/A
Pro-forma Adjusted net debt as at June 30	$25,265	N/A
(1) KCS's amounts were translated at the June 30, 2022 period end FX rate of $1.29.
(2) Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA and Pro-forma Adjusted EBITDA

Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other expense. Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery. Adjusted EBITDA is used as a measure of liquidity derived from operations, excluding significant items, as part of the calculation of Adjusted Net Debt to Adjusted EBITDA.

	For the twelve months ended June 30
(in millions of Canadian dollars)(1)	2022	2021
CP Net income as reported	$2,359	$3,248
Add:
Net interest expense	549	437
Income tax expense	650	832
EBIT	3,558	4,517
Less significant items (pre-tax):
Acquisition-related costs	(321)	(344)
Merger termination fee	—	845
Impact of FX translation (loss) gain on debt and lease liabilities	(78)	228
Adjusted EBIT	3,957	3,788
Add:
Operating lease expense	76	72
Depreciation and amortization	830	794
Less:
Other components of net periodic benefit recovery	398	362
CP Adjusted EBITDA	$4,465	$4,292
Net income attributable to KCS and subsidiaries	$1,431	N/A
Add:
KCS interest expense	199	N/A
KCS income tax expense	480	N/A
KCS EBIT	2,110	N/A
Less significant item (pre-tax):
KCS merger income	568	N/A
KCS Adjusted EBIT	1,542	N/A
Add:
KCS total lease cost	39	N/A
KCS depreciation and amortization	477	N/A
KCS Adjusted EBITDA	2,058	N/A
CP Adjusted EBITDA	$4,465	N/A
Less:
Equity earnings of KCS(2)	265	N/A
Acquisition-related costs of KCS(3)	196	N/A
Pro-forma Adjusted EBITDA	$6,062	N/A
(1) KCS's amounts were translated at the quarterly average FX rate of $1.28, $1.27, $1.26, and $1.26 for Q2 2022, Q1 2022, Q4 2021 and Q3 2021, respectively.
(2) Equity earnings of KCS were part of CP's reported net income and therefore have been deducted in arriving to the Pro-forma Adjusted EBITDA.
(3) Acquisition-related costs of KCS have been adjusted in CP's Adjusted EBITDA calculation above, therefore have been deducted in arriving to the Pro-forma Adjusted EBITDA.

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio and Pro-forma Adjusted Net Debt to Pro-forma Adjusted EBITDA Ratio

(in millions of Canadian dollars, except for ratios)	2022	2021
Adjusted net debt as at June 30	$20,454	$8,425
Adjusted EBITDA for the twelve months ended June 30	$4,465	$4,292
Adjusted net debt to Adjusted EBITDA ratio	4.6	2.0

(in millions of Canadian dollars, except for ratios)	2022	2021
Pro-forma adjusted net debt as at June 30	$25,265	N/A
Pro-forma adjusted EBITDA for the twelve months ended June 30	$6,062	N/A
Pro-forma adjusted net debt to Pro-forma adjusted EBITDA ratio	4.2	N/A